Exhibit 99.1

For Immediate Release	Contact: Brandi Simpson
Sr. Director, Investor Relations
NPS Pharmaceuticals, Inc.
(801) 583-4939

NPS TO ADVANCE CLINICAL DEVELOPMENT OF TEDUGLUTIDE AS TREATMENT FOR

CROHN’S DISEASE

Phase 2a Proof-of-Concept Study Suggests Safety, Tolerability, and Positive Efficacy Signal

Conference Call Today at 5 pm ET

Salt Lake City — February 27, 2006 — NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) announced today that the company plans to advance the clinical development of its experimental drug teduglutide based upon results achieved in a Phase 2a proof-of-concept study of 100 patients with moderate to severe Crohn’s disease.

The four-arm, eight-week clinical trial compared three doses of teduglutide delivered by daily subcutaneous injection to a placebo. The study was designed to evaluate the drug’s safety and potential efficacy in the treatment of Crohn’s disease. Overall, the study results showed a positive and consistent trend toward efficacy and a dose response favoring the highest dose group: 36.8% of patients receiving the highest dose of teduglutide reached clinical remission (Crohn’s disease activity index (CDAI) score of less than 150 points) at week two versus 16.7% of the placebo group, while 55.6% of patients in the highest dose group reached clinical remission by week eight compared to 33.3% of the placebo group. Teduglutide was well tolerated with no serious adverse events related to the drug. The most common treatment-related adverse event in the trial was redness at the injection site. Study investigators plan to submit the trial results for presentation at a future medical meeting.

Alan Buchman, M.D., a clinical investigator for the study and associate professor and director of the IBD Center at Northwestern University’s Feinberg School of Medicine, said, “The results from this preliminary study are encouraging and warrant further study of this novel agent alone or in combination with other drugs as a potential new class of therapy for the treatment of Crohn’s disease. Remission rates of this magnitude at two weeks and eight weeks are unusual in clinical trials and suggest that teduglutide may play an important role in the management of this difficult-to-treat disease.”

Although the study was not powered to demonstrate statistical significance and the primary end point (the percentage of patients who achieved remission or at least a 100-point reduction from their baseline CDAI score at week 8) was not met due to the relatively small number of study subjects and a high placebo response, the company believes the high clinical remission rates seen in patients receiving the highest dose of teduglutide support further dose-ranging efficacy studies of teduglutide in patients with Crohn’s disease.

Hunter Jackson, Ph.D., NPS chairman and CEO, commented, “We are pleased with the results from this trial and the suggestion that some patients demonstrated remission as early as two weeks into the study. The high placebo response seen in this trial is not unusual in Crohn’s disease. We plan to conduct additional studies to confirm the efficacy response observed in this trial and look forward to advancing this novel compound into later-stage development this year as a promising treatment alternative in Crohn’s disease.”

Teduglutide is a proprietary analog of glucagon-like peptide 2 (GLP-2), a naturally occurring hormone that regulates the growth, proliferation and maintenance of cells lining the gastrointestinal tract. A previous Phase 2 clinical study in patients with Short Bowel Syndrome showed that daily subcutaneous injections of teduglutide resulted in significant growth of the intestinal lining and improved dietary absorption of nutrients and fluids. NPS is currently testing teduglutide in a pivotal Phase 3 study as a treatment for Short Bowel Syndrome.

About Crohn’s Disease

Crohn’s disease is a chronic inflammatory bowel disease characterized by inflammation of any part of the gastrointestinal tract and associated with chronic morbidity. Crohn’s disease affects nearly one million patients in the United States and Europe.

Conference Call and Webcast Information

NPS will conduct a conference call today at 5:00 p.m. EST with Daniel Present, M.D., clinical professor of medicine at Mt. Sinai School of Medicine, to discuss the teduglutide study. To participate in the call, dial 800-299-7098 and use passcode 59474346. International callers may dial 617-801-9715 and use the same passcode. In addition, live audio of the call will be webcast and may be accessed on the Investor Relations page, Calendar of Events section of the company’s website (www.npsp.com). The conference call replay may be accessed by dialing 888-286-8010 (with passcode 42742393). A replay for international callers can be accessed with the same passcode at 617-801-6888. Both the webcast and conference call will be archived until March 6, 2006.

About NPS Pharmaceuticals

NPS discovers, develops and commercializes small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has one FDA-approved product, one product candidate undergoing regulatory review for approval to market in the U.S. and Europe, as well as other drug candidates in various stages of clinical development backed by a strong discovery research effort. Additional information is available on the company’s website, www.npsp.com.

Safe Harbor Statement

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those regarding our expectation that teduglutide may be a promising treatment alternative in Crohn’s disease, our intention to advance the clinical development of teduglutide into later-stage development this year, and our intent to commercialize small molecules and recombinant proteins as drugs. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: future clinicals may demonstrate that teduglutide is not safe and/or efficacious; we may not be able to enroll patients in our clinical trials in a timely manner; we may not be able to prepare and finalize clinical protocols in a timely manner to commence additional clinical trials with teduglutide for Crohn’s in a timely manner; we may not be able to collect, analyze and report data from our clinical trials in a timely manner; we may never develop additional products that generate revenues; our product candidates may not prove to be safe or efficacious; the FDA may delay approval or may not approve any of our product candidates; current collaborators or partners may not devote adequate resources to the development and commercialization of our licensed drug candidates which would prevent or delay introduction of drug candidates to the market. All information is as of February 27, 2006, and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K/A for the year ended December 31, 2004 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.